Exhibit 10.5

LEASE SECOND AMENDING AGREEMENT

THIS SECOND AMENDING AGREEMENT (this “Agreement”) is dated for reference this 1st day of July, 2019 (the “Agreement Date”)

BETWEEN:

CITY OF MEDICINE HAT, a municipal corporation in the Province of Alberta with offices at City Hall, 580 First Street SE, Medicine Hat, Alberta T1A 8E6

(the “Landlord”)

AND

HUT 8 HOLDINGS INC., a British Columbia Corporation with a registered office at Suite 1700, Park Place, 666 Burrard Street, Vancouver BC, V6C 2X8

(the “Tenant”)

BACKGROUND

A.	The Parties entered into a Lease dated March 15, 2018 wherein the Landlord agreed to lease the Lands to the Tenant, and the Tenant agreed to lease the Lands from the Landlord, upon and subject to the terms and conditions contained in the therein, as amended by the Lease Amending Agreement Regarding Option to Lease dated September 19, 2018 (the “Lease”).

B.	The Parties entered into an Electricity Supply Agreement dated March 20, 2018 (as amended, supplemented or restated from time to time, the “Electricity Supply Agreement”) wherein the Landlord agreed to provide the Tenant with electric energy upon and subject to the terms and conditions thereof.

C.	The Parties have agreed to further amend the Lease in regard to a Lease rate reduction for the Landlord’s Lands as described in the Lease.

NOW THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements to be paid, observed, and performed by the Tenant, in this Agreement and the Lease, the Parties covenant and agree as follows:

1.	DEFINED TERMS

1.1.	For the purposes of this Agreement all capitalized terms, unless specifically defined herein or unless the context otherwise requires, will have the meanings ascribed thereto in the Lease.

1.2.	All of the provisions of this Agreement will be deemed and construed to be conditions as well as covenants as though the words specifically expressing or importing covenants or conditions were used in each separate clause of this Agreement.

1.3.	The words “herein”, “hereby”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular article, clause, or sub-clause of the Agreement.

Lease Second Amending Agreement between City of Medicine Hat and

Hut 8 Holdings Inc.	2

1.4.	The captions and headings throughout this Agreement are for convenience and reference only and the words and phrases used in the captions and headings will in no way be held or deemed to define, limit, describe, explain, modify, amplify, or add to the interpretation construction, or meaning of any clause or the scope or intent of this Agreement, nor in any way affect this Agreement.

2.	CONDITIONS

2.1.	This Agreement is expressly subject to and conditional upon the approval of the City of Medicine Hat of the general terms and conditions set out in this Agreement, in accordance with the Municipal Government Act (Alberta), at the City of Medicine Hat’s absolute discretion, on or before 4 p.m. (Alberta time) on JULY 19, 2019. This condition is for the mutual benefit of the Tenant and the Landlord.

2.2.	In the event that the condition set forth in clause2.1 is not waived or satisfied by the time and in the manner set forth in clause 2.1, this Agreement shall be null and void without any legal proceedings being taken or other act being performed by either Party and neither Party will have any obligation or liability to the other Party in respect of this Agreement.

3.	AMENDMENT TO THE LEASE

3.1.	Pursuant to sub-clause 34.3.1 of the Lease and effective upon the Agreement Date, the Lease is hereby amended as follows:

3.1.1.	Sub-clause 2.1.1 is deleted in its entirety and replaced with the following:

2.1.1. The Tenant covenants and agrees to pay to the Landlord the Basic Rent specified in sub-clause 2.1.1(a), (b) and (c) and to perform the other obligations specified in this Article 2:

(a)	For the thirteen (13) month period commencing on the Commencement Date and ending on June 30, 2019, Basic Rent of TEN THOUSAND, FIVE HUNDRED DOLLARS ($10,500.00) per month (calculated based on NINE HUNDRED FIFTY NINE DOLLARS AND SEVENTY-EIGHT CENTS ($959.78) per acre of the Lands per month), payable on or before the Commencement Date and on the first day of each of the following months in such period.

(b)	For the twelve (12) month period commencing on July 1, 2019, Basic Rent of ONE THOUSAND THREE HUNDRED NINETY-FIVE DOLLARS ($1,395.00) per month (calculated based on ONE HUNDRED TWENTY-SEVEN DOLLARS AND FIFTY-ONE CENTS ($127.51) per acre of the Lands per month) payable on or before July 1, 2019 and on the first day of each of the following months in such period.

(c)	For each subsequent twelve (12) month period, Basic Rent equal to the monthly Basic Rent payable in the immediately preceding twelve (12) month period plus the CPI Adjustment, payable on the first day of each month in such period.

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4.	OTHER TERMS AND CONDITIONS

4.1.	Except as amended hereby, the terms, conditions and schedules of the Lease are confirmed and ratified as in force and full effect as if the same had been fully repeated herein.

5.	NOTICE

5.1.	All notices, demands, and requests that may be or are required to be given pursuant to this Agreement will be in writing and will be sufficiently given if mailed prepaid, served personally upon, faxed or emailed to, the party or an executive officer of the party for whom it is intended in accordance with the notice provisions of the Lease.

6.	MISCELLANEOUS

6.1.	Time Is of the Essence

6.1.1.      Time is of the essence of this Agreement.

6.2.	No Modification

6.2.1.      This Agreement may not be modified or amended except by an instrument in writing of equal formality as this Agreement executed by the Landlord and the Tenant or by the successors or assigns of the Landlord and the successors or permitted assigns of the Tenant.

6.3.	Successors and Assigns

6.3.1.      It is agreed that the Agreement will extend to, be binding upon, and enure to the benefit of the Landlord and the Tenant and the successors and assigns of the Landlord and the successors and permitted assigns of the Tenant.

6.4.	Relationship of the Parties

6.4.1.      Nothing contained in this Agreement will be deemed or construed by the Landlord or the Tenant, nor by any third party, as creating the relationship of principal and agent or of partnership, or of a joint venture agreement between the Landlord and the Tenant, it being understood and agreed that none of the provisions contained in this Agreement nor any act of the parties will be deemed to create any relationship between the Landlord and the Tenant other than the relationship of a landlord and tenant.

6.5.	Invalid Provisions

6.5.1.      If any of the provisions of this Agreement, or any portions thereof, are held to be invalid under any applicable law, the invalid part or provision will be severed therefrom and the balance of this Agreement will remain in full force and effect.

6.6.	Paramountcy of Municipal Discretion

6.6.1.      It is understood and agreed by the parties that nothing contained in this Agreement will be interpreted or deemed to fetter the discretion of Council, its commissions, committees, boards, officers, officials or employees.

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6.6.2.      It is understood and agreed by the parties that nothing contained in this Agreement will be interpreted or deemed to modify, fetter, or limit the duties, rights or responsibilities that the Landlord may have as a Municipal Corporation in the Province of Alberta.

6.7.	Governing Law

6.7.1.      This Agreement will be governed by the laws of Alberta. The parties hereby attorn to the exclusive jurisdiction of the Courts of Alberta (and all courts competent to hear appeals from the Courts of Alberta) to hear any and all actions or matters arising out of or related to this Agreement.

6.8.	Counterparts

6.8.1.      This Agreement may be executed in any number of counterparts and delivered by facsimile transmission or other means of electronic communication capable of producing a printed copy, each of which will be deemed an original and all of which together constitute one and the same instrument.

6.9.	References to Legislation

6.9.1      Reference to any statute or legislation in this Agreement will be deemed to refer to such statute or legislation as may be amended or replaced from time to time.

6.10.	No Relief

6.10.1.   Nothing in this Agreement will relieve the Landlord or the Tenant from duly and punctually observing and performing their respective covenants, agreements, conditions, and provisos to be observed and performed pursuant to the Electricity Supply Agreement or any other agreement between the Tenant and the City of Medicine Hat.